UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)            August 13, 2007

THE STEAK N SHAKE COMPANY (Exact name of registrant as specified in its charter)

INDIANA		37-0684070
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)	0-8445	Identification No.)

36 S. Pennsylvania Street, Suite 500 Indianapolis, Indiana	46204
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (317) 633-4100

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
On August 13, 2007, Peter Dunn, President and CEO for the past five years, notified the Company that he has decided to resign as an officer and director effective immediately to pursue other interests.  His decision to resign was not the result of a disagreement with the Company.  On August 13, 2007 the Company's Board of Directors appointed Alan Gilman, Chairman of the Board, as the interim President and Chief Executive Officer.    Mr. Gilman joined Steak n Shake as President and CEO in 1992 after a long and distinguished career in executive positions with Federated Department Stores.  Mr. Gilman has served as Chairman of the Board since August, 2003.

Mr. Dunn is expected to remain an employee for a 60-day period during which he will assist in the transition of his responsibilities to Mr. Gilman and other executives.

There have been no transactions and there are no currently proposed transactions in which the Company was or is to be a participant and in which Mr. Gilman had or will have a direct or indirect material interest that requires disclosure pursuant to Item 404(a) of Regulation S-K.  There is no plan, contract or arrangement to which Mr. Gilman is a party or in which he participates that was or will be entered into, or any material amendment to such a plan, contract or arrangement, in connection with Mr. Gilman's appointment as interim President and Chief Executive Officer.

A copy of the Company's press release announcing the above referenced events is attached as Exhibit 99.1 to this report and the information set forth therein is incorporated herein by reference constitutes a part of this report.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBIT

      (c)    Exhibit

        99.1    Press Release, dated August 13, 2007, issued by the Company

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE STEAK N SHAKE COMPANY

Date: August 13, 2007	By:	/s/ Jeffrey A. Blade,
Jeffrey A. Blade
Senior Vice President and Chief Financial Officer